EXHIBIT 15.1

The Board of Directors and Stockholder

Federal Express Corporation

We are aware of the incorporation by reference in the Registration Statement Form S-3 No. 333-86342-16 of Federal Express Corporation and in the related Prospectus, of our report dated September 20, 2005, relating to the unaudited condensed consolidated financial statements of Federal Express Corporation that are included in its Form 10-Q for the quarter ended August 31, 2005.

/s/ Ernst & Young LLP

Memphis, Tennessee
September 23, 2005